Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Digital Reports Strong Second Quarter 2020 Results, Despite COVID-19

Net Income Significantly Benefited from Austerity Measures

PITTSBURGH, PA – July 29, 2020 - Mastech Digital, Inc. (NYSE American: MHH), a leading provider of Digital Transformation IT Services, announced today its financial results for the second quarter ended June 30, 2020.

Second Quarter 2020 Highlights:

•	Total revenues declined 2% to $47.6 million, compared to revenues of $48.5 million in the 2019 second quarter, reflecting the impact of COVID-19;

•	The Company’s Data and Analytics Services segment reported $6.8 million of revenues, which represented a 2% increase compared to the second quarter of 2019;

•	The IT Staffing Services segment achieved revenue of $40.8 million, which represented a decline of approximately 2% compared to a year earlier;

•	Gross margins grew to a record 26.6%, which was 170 basis points higher than the second quarter of 2019;

•

GAAP diluted earnings per share were $0.25 in the second quarter of 2020 versus $0.53 in the 2019 second quarter. The 2019 second quarter included a favorable $6.1 million pretax benefit for the revaluation of a contingent consideration liability which favorably impacted GAAP diluted earnings per share by $0.40; and

•	Non-GAAP diluted earnings per share were $0.33 in the second quarter of 2020 versus $0.20 in the 2019 second quarter.

Mastech’s Response to COVID-19:

Vivek Gupta, the Company’s President and Chief Executive Officer, stated, I am pleased to say that the revenue decline was smaller than anticipated; and that our proactive actions, such as moving our entire workforce to a work-from-home model, instituting balanced austerity measures, and resisting temporary pricing pressures, allowed us to largely eliminate any negative impact on our gross margins and operating profits during the second quarter of 2020. Additionally, I believe our approach to date in responding to the crisis will serve us well in preparation for a future economic recovery.”

Second Quarter Results:

Revenues for the second quarter of 2020 totaled $47.6 million compared to $48.5 million during the corresponding quarter last year. Gross profits in the second quarter of 2020 were $12.7 million, higher than the $12.1 million in the same quarter of 2019, despite lower revenues in the 2020 period. Gross margins in the second quarter of 2020 were a record 26.6% or 170-basis points higher than gross margins in the second quarter of 2019. GAAP net income for the second quarter of 2020 totaled $3.0 million or $0.25 per diluted share, compared to $6.0 million or $0.53 per diluted share during the same period last year. It should be noted that the second quarter of 2019 results benefited from a $6.1 million pretax revaluation of a contingent consideration liability. Non-GAAP net income for the second quarter of 2020 was $3.9 million or $0.33 per diluted share, compared to $2.2 million or $0.20 per diluted share in the second quarter of 2019.

Activity levels at the Company’s Data and Analytics Services segment held up well during the quarter despite some project delays. This segment did have a strong quarter of new bookings, which gives some indication that clients are willing to move forward with high-priority projects. Demand for the Company’s IT Staffing Services segment was certainly below levels experienced a year ago. However, as the second quarter progressed, the demand did pick-up, albeit at a somewhat slower pace.

Commenting on the Company’s financial position, Jack Cronin, Mastech Digital’s Chief Financial Officer, stated, “During the second quarter, we reduced bank debt by $7.4 million; increased our cash balances by over $2 million; improved our leverage ratios and increased our cash availability under our credit facility to $17.3 million from $15.2 million a quarter ago. As we stated at the start of this crisis, maintaining our strong liquidity position is a top priority for us during these uncertain times.”

Lastly, the quarter saw the launch of a new Remote Staffing service offering branded as MAS-REMOTE. This service allows Mastech Digital to offer to its customers the best technology talent in the U.S. - which is often not available within their geographic locations, but can be found elsewhere in the country.

About Mastech Digital, Inc.:

Mastech Digital (NYSE American: MHH) is a leading provider of Digital Transformation IT Services. The Company offers Data Management and Analytics Solutions, Digital Learning, and IT Staffing Services with a Digital First approach. A minority-owned enterprise, Mastech Digital is headquartered in Pittsburgh, PA with offices across the U.S., Canada, EMEA, India and ASEAN.

Use of Non-GAAP Measures:

This press release contains non-GAAP financial measures to supplement our financial results presented on a GAAP basis. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

We believe that providing non-GAAP net income and non-GAAP diluted earnings per share offers investors useful supplemental information about the financial performance of our business, enables comparison of financial results between periods where certain items may vary independent of business performance, and allows for greater transparency with respect to key metrics used by management in operating our business. Additionally, management uses these non-GAAP financial measures in evaluating the Company’s performance.

Specifically, the non-GAAP financial measures contained herein exclude the following expense items:

Amortization of acquired intangible assets: We amortize intangible assets acquired in connection with our June 2015 acquisition of Hudson IT and our July 2017 acquisition of the services division of InfoTrellis, Inc. We exclude these amortization expenses in our non-GAAP financial measures because we believe it allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Stock-based compensation expenses: We incur material recurring expense related to non-cash, stock-based compensation. We exclude these expenses in our non-GAAP financial measures because we believe that it provides investors with meaningful supplemental information regarding operational performance. In particular, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under ASC 718, we believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates comparison of our results with other periods.

Contingent consideration liability revaluation: In connection with the InfoTrellis acquisition, the Company may have been required to pay future consideration that was contingent upon the achievement of specific earnings before interest and tax objectives (“EBIT”). As of the acquisition date, the Company recorded a contingent consideration liability representing the estimated fair value of such contingent consideration that was expected to be paid. In the second quarter of 2019 this contingent consideration liability was reduced by $6.1 million to zero, after determining that relevant conditions for payment of such liability was unlikely to be satisfied. We believe that providing non-GAAP financial measures that exclude these adjustments to expense are useful for investors to understand the effects of these items on our total operating expenses and facilitate comparison of our results with other periods.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to (i) projections of revenues, earnings, and cash flow, and (ii) the effects of the COVID-19 pandemic and the regulatory, social and business responses thereto. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2019.

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For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Digital, Inc.

888.330.5497

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	June 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$4,743	$2,981
Accounts receivable, net	31,208	32,352
Prepaid and other current assets	1,224	1,597

Total current assets	37,175	36,930
Equipment, enterprise software and leasehold improvements, net	2,230	2,476
Operating lease right-of-use assets	3,978	4,617
Non-current deposits	385	405
Goodwill, net of impairment	26,106	26,106
Intangible assets, net	18,708	20,050

Total assets	$88,582	$90,584

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,575	$4,575
Current portion of operating lease liability	1,295	1,396
Accounts payable	3,073	4,027
Accrued payroll and related costs	9,616	7,902
Other accrued liabilities	1,554	1,191

Total current liabilities	20,113	19,091

Long-term liabilities:
Long-term debt, less current portion, net	9,933	20,682
Long-term operating lease liability, less current portion	2,760	3,321
Long-term accrued income taxes	185	185
Long-term payroll tax liability	1,495	—
Long-term deferred income taxes	837	1,025

Total liabilities	35,323	44,304

Shareholders’ equity:
Common stock, par value $0.01 per share	130	127
Additional paid-in capital	24,432	21,939
Retained earnings	33,597	28,759
Accumulated other comprehensive income (loss)	(713)	(358)
Treasury stock, at cost	(4,187)	(4,187)

Total shareholders’ equity	53,259	46,280

Total liabilities and shareholders’ equity	$88,582	$90,584

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2020	2019	2020	2019
Revenues	$47,583	$48,472	$98,008	$93,671

Cost of revenues	34,927	36,418	72,633	70,782

Gross profit	12,656	12,054	25,375	22,889
Selling, general and administrative expenses:
Operating Expenses	9,042	9,544	19,285	18,509
Revaluation of contingent consideration liability	—	(6,069)	—	(6,069)

Total selling,general and anministrative expenses	9,042	3,475	19,285	12,440

Income from operations	3,614	8,579	6,090	10,449

Other income/(expense), net	(157)	(507)	(383)	(1,061)

Income before income taxes	3,457	8,072	5,707	9,388

Income tax expense	488	2,114	869	2,466

Net income	$2,969	$5,958	$4,838	$6,922

Earnings per share:
Basic	$0.26	$0.54	$0.43	$0.63
Diluted	$0.25	$0.53	$0.41	$0.62

Weighted average common shares outstanding:
Basic	11,271	11,022	11,199	11,013

Diluted	11,948	11,164	11,849	11,183

MASTECH DIGITAL, INC.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2020	2019	2020	2019
GAAP Net Income	$2,969	$5,958	$4,838	$6,922

Adjustments:
Amortization of acquired intangible assets	669	672	1,342	1,344
Stock-based compensation	612	267	1,068	503
Revaluation of contingent consideration liability	—	(6,069)	—	(6,069)
Income taxes adjustments	(341)	1,351	(637)	1,110

Non-GAAP Net Income	$3,909	$2,179	$6,611	$3,810

GAAP Diluted Earnings Per Share	$0.25	$0.53	$0.41	$0.62

Non-GAAP Diluted Earnings Per Share	$0.33	$0.20	$0.56	$0.34

Weighted average common shares outstanding:
GAAP Diluted Shares	11,948	11,164	11,849	11,183

Non-GAAP Diluted Shares	11,948	11,164	11,849	11,183

MASTECH DIGITAL, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Amounts in thousands)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2020	2019	2020	2019
Revenues:
Data and analytics services	$6,772	$6,654	$14,132	$12,422
IT staffing services	40,811	41,818	83,876	81,249

Total revenues	$47,583	$48,472	$98,008	$93,671

Gross Margin %:
Data and analytics services	52.2%	46.1%	49.5%	45.8%
IT staffing services	22.4%	21.5%	21.9%	21.2%

Total gross margin %	26.6%	24.9%	25.9%	24.4%

Segment Operating Income:
Data and analytics services	$1,173	$1,285	$2,082	$2,326
IT staffing services	3,110	1,897	5,350	3,398

Subtotal	4,283	3,182	7,432	5,724

Amortization of acquired intangible assets	(669)	(672)	(1,342)	(1,344)
Revaluation of contingent consideration liability	—	6,069	—	6,069
Interest expense and other, net	(157)	(507)	(383)	(1,061)

Income before income taxes	$3,457	$8,072	$5,707	$9,388